Exhibit 10.1

LETTER AGREEMENT

THIS AGREEMENT, dated as of November 20, 2017, by and between

Magellan Gold Corporation, a Nevada corporation, and its wholly owned subsidiary company (and/or assignee) (a Mexican company), collectively "Magellan", whose address is 2010A Harbison Drive #312, Vacaville, California 95687, USA, and

Prospero Silver Corp. (a Canadian company); and its wholly owned subsidiary company, Minera Fumarola, SA de CV (a Mexican company), collectively "Prospero", whose address is 1800 — 510 West Georgia Street, Vancouver B.C. V6B 0M3, Canada.

WITNESSETH:

Prospero owns certain information and diamond drill core, regarding a mining property it drilled in 2010/11 known as "El Dorado" and on which the El Dorado and El Hundido mines are situated, located in the state of Nayarit, Mexico, collectively the "Data". The Data package includes geology, drill hole information, and core from the drill holes. Prospero considers this to be proprietary and confidential. Magellan wishes to examine and review the Data for the purpose of establishing the economic value of the preliminary resource, which was prepared for internal evaluation by Prospero only, and independently establish its potential to provide head feed to its SDA mill.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein made the parties agree as follows:

1.	Subject to the terms and conditions of this Agreement, Magellan agrees to use all reasonable care to preserve the confidentiality of the Data. Magellan will not, directly or indirectly, disclose the Data to any third party, except that Magellan may disclose the Data to its directors, employees, agents, contractors, consultants, attorneys, financial advisers, and other third persons ("Representatives") involved in reviewing, analyzing, and evaluating the Data on Magellan's behalf, provided that Magellan shall advise such Representatives that such Data is confidential and shall instruct such Representatives to use all reasonable care to preserve the confidentiality of the Data. Notwithstanding the foregoing, the Data may be disclosed if Magellan is required by law to do so.

2.	Magellan shall be under no obligation with respect to any other related material which Magellan can demonstrate was in its possession prior to the time that the Data was disclosed to Magellan by Prospero.

3.	Magellan shall be under no obligation with respect to any part of the Data which is or becomes available to the general public through no fault of Magellan or which is subsequently disclosed to Magellan by a third party who has the lawful right to disclose the Data.

4.	Prospero makes no representations or warranties to Magellan concerning any of the Data, and Magellan agrees that if it elects to rely on any of the Data or other information, it does so at its sole risk.

5.	Within thirty (30) days after completion of its examination and review of the Data, if Magellan determines it has no further interest in El Dorado it shall advise Prospero accordingly, and in that event upon request by Prospero, Magellan will return any written Data furnished to it hereunder.

6.	This agreement shall be in effect until Magellan has completed the schedule of payments for receipt of the package of drill core and data- Attachment 1.

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7.	Magellan shall have the exclusive use of the Data to facilitate or undertake negotiations with the El Dorado property owner or with third parties, and to enter into a property transaction on El Dorado, subject always to Magellan meeting its payment obligations to Prospero specified in Attachment 1.

8.	Prospero will provide or make available the following information to Magellan:

•	Approximately 6 tonnes of core which Prospero believes- pending inventory- includes all the vein intersections of 28 drilled holes. A table is attached showing the total number of holes and their lengths.
•	Assay results from surface and drill hole samples.
•	Complete digital files of the drill holes, longitudinal sections, plan views, and a non-compliant in-house resource calculation.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

MAGELLAN GOLD CORPORATION:	PROSPERO SILVER CORP:

By: /s/ Pierce Carson	By: /s/ Tawn Albinson
Name: Pierce Carson	Name: Tawn Albinson
Title: President	Title: President

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Attachment 1- Schedule of Payment

Upon execution of this agreement, Magellan will pay Prospero $7,500 USD for access to all material.

During its due diligence and negotiations with the owner of El Dorado, Magellan will pay Prospero's expenses in respect of A) consulting time of senior geologists @ $375 USD per day; B) consulting time for Tawn Albinson @ $750 USD per day; and C) related travel and accommodation, such expenses to be pre-approved by Magellan.

Should Magellan proceed to enter into an option, lease or purchase agreement on El Dorado, Magellan will pay Prospero:

1.	$30,000 USD in cash and $30,000 USD in restricted common shares of Magellan Gold Corp (OTCQB: MAGE) upon the execution of a binding agreement with the property owner (Event #1)

2.	A further $30,000 USD in cash and $30,000 USD in restricted common shares of Magellan Gold Corp (OTCQB: MAGE) 180 days after the execution of a binding agreement with the property owner (Event #2).

The issuance of restricted common shares of Magellan Gold Corp triggered by Events #1 and #2 will be based on the trailing 30-day volume weighted average price (VWAP) respectively of those Events. The number of shares will be calculated as to $30,000USD divided by the relevant VWAP price, For example $30,000/$0.20 = 150,000 shares. Pursuant to SEC regulations and specifically to an exemption from registration provided by Rule 144, there will be a six-month hold period before the shares can be resold into the public market.

Cash payments shall be made directly to Prospero's subsidiary company, Minera Fumarola, SA de CV, and shall be invoiced adding 16% IVA (value added tax), at the official exchange rate published in the Diario Oficial de la Federacion (Daily Gazette of the Federation). Shares shall be issued to Prospero Silver Corp. If Magellan does not have a Mexican subsidiary incorporated at the time of cash payments Prospero can elect to receive the funds in Canada rather than through Minera Fumarola, SA de CV in Mexico.

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EL DORADO PROJECT, NAY

PROSPERO SILVER DIAMOND DRILL HOLE PROGRAM 2010